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                                                                  EXHIBIT 10.143


Board of Directors
BioShield Technologies, Inc.
November 10, 2000
Page 1


                                [BIOSHIELD LOGO]


5655 Peachtree Parkway - Norcross, Georgia 30092 - (770) 246-2000 - Facsimile
(770) 246-2199


                                November 10, 2000


VIA HAND DELIVERY

The Board of Directors
BioShield Technologies, Inc
c/o BioShield Technologies, Inc.
5655 Peachtree Parkway
Norcross, Georgia 30092


         RE: LETTER OF INTENT TO SPIN OFF OF ELECTRONIC MEDICAL DISTRIBUTION, INC. VIA ACQUISITION BY A GROUP OF ITS CURRENT MANAGEMENT

Gentlemen:

         This letter generally summarizes the current status of negotiations concerning the possible purchase by a management group consisting of Timothy C. Moses, Geoffrey L. Faux, Jacques Elfersy, Sharon Allred, Dr. Kevin Smith, and Denean Rivera (the "MBO Group") of

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Board of Directors
BioShield Technologies, Inc.
November 10, 2000
Page 2


Electronic Medical Distribution, Inc. ("eMD") from BioShield Technologies, Inc. ("BioShield" or "the Company").

         Excepting paragraphs B, C and D below: (i) this letter is written purely for the parties' mutual convenience to facilitate whatever further negotiations may take place, and even after counter-signature by the Board if Directors is not binding and creates no rights, liabilities, or obligations with respect to BioShield or The MBO Group; (ii) absent the execution and delivery of a finalized definitive agreement and/or series of agreements between BioShield and The MBO Group (the "Definitive Agreement"), no party shall have any obligation or liability to any other party in connection with the contemplated transactions; and (iii) no party may rely upon any promises or representations inconsistent with this paragraph.

A. Provisions of Definitive Agreement. In the event that a Definitive Agreement results from further negotiations, the parties currently envision that it may include, without limitation, the following fundamental elements:

         1. The MBO Group, acting through a newly-formed legal entity or otherwise, will acquire either the assets or stock of eMD, through an asset purchase agreement, stock purchase agreement, or merger agreement, as the parties may negotiate.

         1.1 As consideration for the purchase, The MBO Group will provide the Company with a one-year balloon note in an amount and upon terms to be negotiated by the parties.

         1.2 The Company and The MBO Group will allocate between BioShield and eMD fixed costs and expenses on an equitable basis.

         1.3 The ongoing operational expenses of eMD and BioShield (as allocated) will be funded as budgeted and agreed by the Executive Committee of BioShield.

         1.4 BioShield will assign and eMD will assume the obligations of BioShield under that certain Asset Purchase Agreement by and among BioShield, AHT Corporation and others dated September 22, 2000 (the "AHT Purchase") as well as that certain Settlement, DIP Financing and Escrow Agreement by and among BioShield, AHT Corporation and others dated September 22, 2000 (the "AHT DIP"), as well as all incidental agreements, rights, and responsibilities related thereto.

         1.5 The MBO Group and BioShield shall make such representations, warranties, and indemnity agreements as are customary in transactions of this nature.

         1.6 The consummation and closing of any Definitive Agreement may be contingent upon, without limitation, the satisfaction of each of the following requirements:

                  a. The MBO Group and BioShield may make such investigations, as they shall desire; and the parties shall furnish each other (or their respective representatives) with such information as the other may reasonably request.
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Board of Directors
BioShield Technologies, Inc.
November 10, 2000
Page 3


                  b. All necessary governmental approvals shall have been obtained, and no bona fide suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought:
                           (i) to restrain, invalidate or set aside in whole or in part, the transaction contemplated hereby; (ii) to effect the right of BioShield or eMD to operate as a going concern; or (iii) to obtain substantial damages in connection with the consummation of the transaction contemplated hereby.

                  c. BioShield shall have received a fairness opinion from an investment or financial adviser acceptable to BioShield stating, in sum and substance, that the transaction contemplated hereby is fair to the Company from a financial point of view.

                  d. BioShield and The MBO Group shall have completed and been satisfied with their due diligence investigations and appraisals regarding the assets and business of the Company and eMD, including, but not limited to, inquiries into regulatory compliance.

                  e. The board of directors of BioShield shall have approved and consented to the consummation of the transactions contemplated hereby and to be negotiated in the Definitive Agreement.

B. Non-Solicitation. The Company shall not solicit the sale of eMD, or any portion thereof, to any third party through January 31, 2001, or through any later date established by a Definitive Agreement executed between the parties on or before January 31, 2000, provided, further, that nothing contained herein shall prevent the Company from entering into or negotiating an unsolicited offer by a third party during this period.

C. Conduct of Business. The MBO Group will not take any action outside of the ordinary course of business that would adversely affect the operations or value of eMD or BioShield.

D. Public Announcements. Except to the extent required by law, neither party shall make any public announcement or other disclosure with respect hereto or the transactions contemplated hereby or disclose the terms hereof to any third party without the consent of the other, which consent shall not be unreasonably withheld, provided, however, that nothing contained herein will prevent any party from promptly making all filings with applicable governmental entities that may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of the this Agreement or the consummation of the transactions contemplated by this Agreement so long as such party gives timely notice to the other parties of the anticipated disclosure.

         Please acknowledge the current status of our negotiations by signing both copies of this letter as indicated below, and return an executed original to any of the undersigned.

         This Agreement may be executed in counterparts, which together shall constitute a single Agreement.

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Board of Directors
BioShield Technologies, Inc.
November 10, 2000
Page 4


                                               Sincerely,
                                               The MBO Group


         /s/ Timothy C. Moses                  /s/ Jacques Elfersy
         --------------------------            --------------------------
         Timothy C. Moses                      Jacques Elfersy



         /s/ Geoffrey L. Faux                  /s/ Sharon Allred
         --------------------------            --------------------------
         Geoffrey L. Faux                      Sharon Allred


         /s/ Dr. Kevin Smith                   /s/ Denean Rivera
         --------------------------            --------------------------
         Dr. Kevin Smith                       Denean Rivera




Acknowledged effective this ______ day of November 2000.

BIOSHIELD TECHNOLOGIES, INC.



By:
    -------------------------------
Name:  Edward U. Miller
Title: Chief Operating Officer and Director